Exhibit 99.1

Tower Group Announces Stock Conversion Number for Pending Merger with Canopius Holdings Bermuda Limited

NEW YORK--(BUSINESS WIRE)--March 8, 2013--Tower Group, Inc. ( NASDAQ:TWGP ) has been informed by Canopius Group Limited (“CGL”) that in conjunction with the pending merger between Canopius Holdings Bermuda Limited (“Canopius Bermuda”) and Tower, CGL has priced on March 6, 2013 its private sale of 100% of the shares of Canopius Bermuda to third party investors for an aggregate consideration of $216,697,637. As a result, subject to the approval of the merger by Tower stockholders at Tower’s special meeting of stockholders on March 12, 2013, Tower expects the merger to close on or about March 13, 2013.

Upon the closing of the merger Tower stockholders will receive 1.1330 shares of Canopius Bermuda for each outstanding share of Tower common stock held (referred to in Tower’s proxy statement relating to the merger as the “stock conversion number”).

Concurrent with the closing of the proposed merger, Canopius Bermuda will change its name to Tower Group International, Ltd. (“Tower Ltd.”), and its shares are expected to be listed on NASDAQ under the symbol “TWGP,” which is the same trading symbol as Tower. The opening price of shares of Tower Ltd. will be adjusted to account for the larger number of shares issued to existing Tower stockholders as a result of the conversion ratio.

The table below presents various financial highlights as of December 31, 2012 for Tower Group, Inc. and pro forma to include Canopius Bermuda as of the closing date of the pending merger.

Tower Group, Inc.
Unaudited Selected Financial Information
Pro Forma and December 31, 2012
(000's except per share amounts)

	December 31, 2012
	As Reported	Pro Forma (1)(2)	Pro Forma (1)(3)

Tower Group, Inc. Stockholders' Equity	$980,836	$1,186,678	$1,186,678

Tangible Tower Group, Inc. Stockholders' Equity*	$639,464	$814,999	$814,999

Shares Outstanding	38,406	50,785	57,540

Tower Book Value per Share	$25.54	$23.37	$20.63

Tower Tangible Book Value per Share*	$16.65	$16.05	$14.16

Annual Dividends per Share	$0.75	$0.75	$0.66

Tower 2013 Operating EPS Forecast	$2.55-$2.75	$2.75-$2.95	$2.43-$2.60

Tower 2014 Operating EPS Forecast	$3.05-$3.25	$3.65-$3.85	$3.22-$3.40

(1) Includes Tower Group, Inc. at Dec. 31, 2012 and Canopius Holdings Bermuda Limited estimated as of closing date of merger
(2) Pro Forma Dec. 31, 2012 with Canopius Holdings Bermuda Limited shares divided by stock conversion factor
(3) Pro Forma Dec. 31, 2012 with Tower Group, Inc. shares multiplied by stock conversion factor * Pro forma includes estimate of $30.3 million for closing adjustments

Canopius Holdings Bermuda Limited (CHBL) Pricing Information
(000's except number of shares sold, per share amounts and stock conversion number)
CHBL Tangible Net Asset Value		$197,970
Value of the Retained Business of CHBL		7,893
Aggregate amount of Placement Fees		10,835
Investment discount for third party investors acquiring CHBL shares		16,469
Total		$233,167

Aggregate number of CHBL shares sold		14,025,737

Adjusted CHBL Price per share		$16.62

Tower Closing Share Price on NASDAQ on 3/6/13		$18.83

Stock Conversion Number		1.1330

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements about the anticipated consummation of the proposed merger and other statements that are not historical facts. These forward-looking statements are based on Tower’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to Tower’s ability to complete the transaction on the proposed terms and schedule, including risks and uncertainties related to the satisfaction of the closing conditions related to the proposed merger. There can be no assurance that Tower will be able to complete the proposed merger on the anticipated terms, or at all.

Additional Information and Where to Find It

In connection with the proposed merger, Tower and Canopius Bermuda have filed documents with the Securities and Exchange Commission (“SEC”), including the filing by Tower of a definitive proxy statement/prospectus relating to the merger, and the filing by Canopius Bermuda of a registration statement on Form S-4 (File No. 333-183661) (the “Registration Statement”) that includes the proxy statement/prospectus relating to the merger.

The Registration Statement has been declared effective by the SEC and a definitive proxy statement/prospectus has been filed with the SEC by Tower and has been mailed to Tower’s stockholders in connection with the merger. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE RELATED DEFINITIVE PROXY STATEMENT/PROSPECTUS BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT TOWER, CANOPIUS BERMUDA, THE PROPOSED MERGER AND THE MATTERS DESCRIBED ABOVE. Investors and security holders may obtain free copies of these documents and other related documents filed with the SEC at the SEC’s website at www.sec.gov, by directing a request to Tower’s Secretary at Tower Group, Inc., Attention: Secretary, 120 Broadway, 31st Floor, New York, New York 10271, or by calling Tower at 212-655-2000. Investors and security holders may obtain free copies of the documents filed with the SEC on Tower’s website at www.twrgrp.com under the heading “Investors” and then under the heading “SEC Filings.”

About Tower Group, Inc.

Tower Group, Inc. offers diversified property and casualty insurance products and services through its operating subsidiaries.

Our Commercial Insurance Segment offers a broad range of commercial lines property and casualty insurance products to small to mid-sized businesses distributed through a network of retail, wholesale and program underwriting agents on both an admitted and non-admitted basis. This segment also provides reinsurance, primarily on a quota share basis, to other insurance providers.

Our Personal Insurance Segment offers a broad range of personal lines property and casualty insurance products to individuals distributed through a network of retail and wholesale agents.

Our Insurance Services Segment provides underwriting, claims and reinsurance brokerage services to insurance companies.

For more information visit Tower’s website at http://www.twrgrp.com/

CONTACT:
Tower Group, Inc.
Bernie Kilkelly, 212-655-8943
Managing Vice President, Investor Relations
bkilkelly@twrgrp.com